Exhibit 10.1

AMENDED AND RESTATED

STRATEGIC PARTNERSHIP AGREEMENT

This Amended and Restated Strategic Partnership Agreement (this “Agreement”) is entered into as of April 27, 2021 (hereinafter, the Effective Date”) by and between APPTECH CORP. (hereinafter “AppTech”), a Wyoming corporation with offices as 5876 Owens Ave. and SILVER ALERT SERVICES LLC, doing business as LifeLight Systems (hereinafter “LifeLight”) (collectively the “Parties”).

WHEREAS, AppTech and LifeLight entered into a certain Strategic Partnership Agreement with an effective date of August 21, 2020, as amended on December 30, 2020 and March 29, 2021 (“Initial Agreement”);

WHEREAS, AppTech and LifeLight desire to amend, restate and replace the Initial Agreement in its entirety with this Agreement as of the Effective date;

WHEREAS, AppTech and LifeLight desire to enter into a partnership that will leverage both companies’ strengths and aim at expanding into new markets and providing new customers vital services. This Agreement will allow the Parties to compete globally with an integrated product offering encompassing advanced technology, services and solutions for the telehealth and personal emergency response systems markets.

WHEREAS, by combining efforts and utilizing each other’s strengths, the Parties foresee rapid expansion and adoption of their product offering.

WHEREAS, AppTech, which owns and operates a fintech and payment processing business, shall act as a financial services and administrative partner providing operational and financial efficiencies to LifeLight. Further, AppTech shall provide capital infusion to LifeLight via loan agreement and promissory note.

WHEREAS, LifeLight, which owns and operates a telehealth and personal emergency response system business, shall market and distribute the product with the ability to result in significant market penetration.

WHEREAS, the Parties also desire to effectuate an equity transaction whereby AppTech shall have a specific ownership interest in LifeLight should a certain qualifying event occur.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, covenants and agreements contained herein, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

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1. Definitions

Capitalized terms used in this Agreement shall have the meanings ascribed to them in this Agreement.

A.	“Established Business Success” shall be defined as LifeLight’s successful placement of its Product with twenty thousand (20,000) users. The calculation of twenty thousand (20,000) users shall include all users who utilize the Product for a minimum of three months. All users that use the Product for the minimum three-month time period shall be considered for the calculation of the twenty thousand (20,000) users regardless of whether the user is currently using the services of the Product when the twenty thousand threshold is achieved.

B.	“Loan Repayment Period” shall be defined as a period of time beginning on May 31, 2021 until such time that the full loan amount, which includes principal and interest, is paid in full.

C.	“Party” and “Parties” shall be defined as AppTech and LifeLight.

D.	“Product” shall be defined as telehealth services such as remote patient monitoring and other related monitoring, solutions, goods and services.

E.	“Net Income” shall be defined as profits remaining after all direct costs associated with the product are withdrawn. These costs include, but are not limited to device purchases, monitoring, channel partners, medical billing and administrative fees. Net Income shall not include costs such as operating and general expenses, interest, taxes or depreciation.

F.	“Net Profits” shall be defined as the company’s total earnings after substracting all expenses.

G.	“Successful Pilot Program” shall be defined as the device operates, provides all necessary information for sufficient monitoring and Medicare providing coverage for said monitoring for a period of no less than one month with placement of at least ten (10) devices in two facilities.

2. Covenants of Parties

2.1 Personal Emergency Response System and Monitoring. Subject to the terms of this Agreement, LifeLight shall use its access to personal emergency response systems and monitoring technologies to develop and market the Product. LifeLight shall be responsible for all costs associated with licensing, infrastructure, sales and advertising to acquire new customers.

2.2 Financial & Administrative Services Partner. AppTech shall be deemed the exclusive financial and administrative services partner for LifeLight regarding the Product. AppTech is responsible for general accounting, CRM management, marketing services, and financial payouts to vendors such as billing or monitoring partners, channel partners and suppliers.

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2.3 Revenue and Revenue Sharing. It is hereby agreed that all revenue derived from the Product shall be considered revenue for AppTech. Prior to Established Business Success, AppTech shall share seventy percent (70%) of Net Income AppTech derives and receives from the Product. Upon the occurrence of the Established Business Success, the revenue sharing for each additional user beyond the relevant threshold shall equate to each respective Party’s newly established ownership interest in LifeLight and shall be calculated from Net Profits. For an avoidance of doubt, as overviewed in Section 5 of this Agreement, AppTech shall share 30% of the Net Profits from the Product for each additional user after the Established Business Success. Each user of the Product that was established prior to the Established Business Success, AppTech shall continue sharing seventy percent (70%) of the Net Income. Further, LifeLight reserves the right to replace any and all users of the Product established prior to the Established Business Success lost to attrition, through their own efforts, and AppTech shall continue sharing seventy percent (70%) of the Net Income for all replaced users. AppTech hereby agrees that revenue due to LifeLight shall be calculated on the 1st and 15th of each month and shall be dispersed to LifeLight within 5 business days of each calculation. For an avoidance of doubt, the following examples exemplify how revenue shall be shared. Prior to the Established Business Success, when $10,000 of Net Income is generated from the Product, AppTech shall share $7,000 of the Net Income with LifeLight and shall retain $3,000. After the Established Business Success, for each user of the Product that was established prior to the Established Business Success, when $10,000 of Net Income of is generated from the Product, AppTech shall share $7,000 of the Net Income with LifeLight and shall retain $3,000. After the Established Business Success, for each user of the Product established after the Established Business Success, when $10,000 of Net Profit is generated from the Product, AppTech shall share $3,000 of the Net Profit with LifeLight and shall retain $7,000.

2.4 Purchase Option Agreement. In association with this Agreement and the attached Appendix A – Purchase Option Agreement, AppTech shall grant the option to LifeLight to purchase up to three million five hundred thousand (3,500,000) shares of AppTech Common stock as described in the Option Agreement.

3. Promissory Note

FOR VALUE RECEIVED, LifeLight promises to repay to the order of AppTech, the sum of $1,000,000 (one million dollars), or if the full sum is not borrowed by LifeLight, the sum of monies lent by AppTech to LifeLight, together with an interest thereon at a rate of 3 percent (3%) per annum.

4. Additional Loan Terms

4.1 Principal Loan Amount. The principal loan amount is up to $1,000,000 (one million dollars).

4.2 Loan Disbursements.

(i)	AppTech shall make payment(s) to LifeLight according to the following schedule:

a.	Seventeen thousand five hundred dollars ($17,500) were distributed to LifeLight on December 11, 2020.

b.	The balance of the loan shall be disbursed on an as needed basis for costs associated with the successful launch of the Product contingent upon the completion of a Successful Pilot Program. For an avoidance of doubt, costs associated with the successful launch of the Product shall be defined as costs purchase personal emergency response systems and monitoring technologies and other relevant costs associated with the launch of the Product.

c.	All disbursements under this Agreement shall be disbursed before July 1, 2022.

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4.3. Method of Loan Repayment.

During the first six (6) months of the loan repayment period, the minimum required payment shall be the interest owed on the loan. Beginning month seven (7), the minimum required payment shall be six percent (6%) of the principal plus interest. This method of repayment shall continue until the full balance of the loan is repaid. There is no prepayment penalty for LifeLight. LifeLight shall make all loan payments on or before the 15th of every month for the minimum balance due on the 1st day of every month.

4.4. Additional Provisions.

(i)	LifeLight shall present AppTech with the specific purpose(s) for each distribution, including estimated costs associated, prior to AppTech disbursing capital.

(ii)	$1,000,000 (one million dollars) shall be held in an account with the sole purpose of being drawn upon for loan disbursements.

(iii)	For the term of this agreement, without express written consent, LifeLight shall not enter into any debt instruments.

4.5. Default.

(i)	The occurrence of any of the following events shall constitute a default by LifeLight of the terms of this Agreement and promissory note:

a.	LifeLight’s failure to pay any amount due as principal or interest on the date required under this Agreement.

b.	LifeLight seeks an order of relief under the Federal Bankruptcy laws.

c.	A federal tax lien is filed against the assets of LifeLight.

d.	In the event of a default, AppTech shall provide LifeLight written notice of the default. LifeLight shall have 30 days from receipt of the written notice of default to cure said default. In the case of default due solely to LifeLight’s failure to make timely payment as called for in this loan agreement, LifeLight may cure the default by either: (i) making full payment of any principal and accrued interest (including interest on these amounts) whose payment to AppTech is overdue under this Agreement.

5. Equity Transaction

(i)	Upon the occurrence of Established Business Success and the relevant terms of this Agreement, LifeLight shall transfer, convey, assign and deliver to AppTech and AppTech shall receive from LifeLight a 70% interest of all of LifeLight’s rights, title and interest in assets, properties and rights free and clear of all liens. This includes, but is not limited to, all of LifeLight’s rights to (i) real property and improvements, whether owned or leased by LifeLight, (ii) all furniture, fixtures and equipment, (iii) intellectual property and (iv) all agreements, contracts, instruments, files and other relevant documents.

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(ii)	Upon the occurrence of Established Business Success, LifeLight shall be responsible for all then current liabilities, off-balance sheet liabilities, legal liabilities, taxes, debt instruments and any commitments that are debt-like in nature, including maintenance and change of control provisions, generated in the normal course of business. Unless otherwise agreed upon at closing, all outstanding expenses such as donations, bonuses, taxes and otherwise, shall be the responsibility of LifeLight, which shall be settled prior to close.

(iii)	From and after the date of this Agreement, LifeLight shall permit the AppTech’s agents and representatives full access, during normal business hours and upon reasonable notice, to all assets, properties, books, records, agreements and commitments of the LifeLight, and the LifeLight shall furnish representatives of AppTech during such period with all such information concerning the affairs AppTech may reasonably request. AppTech will conduct its inspection in a manner that will not unreasonably disrupt LifeLight’s operations. AppTech will hold in strict confidence all documents and information concerning LifeLight so furnished that is not in the public domain and will not publicly disclose such documents or information except to its attorneys, accountants, or other advisers and representatives, to regulatory and self-regulatory authorities, or as required by law or pursuant to legal process.

(iv)	Should Lifelight sell the entire entity, or a portion thereof, prior to Established Business Success, AppTech shall be entitled to receive thirty percent (30%) of the gross proceeds from such sale.

(v)	Upon closing after Established Business Success, AppTech shall have to the authority to make personnel decisions within its discretion so long as AppTech’s management believes such decision are in the best interests of LifeLight and AppTech.

(vi)	At any time after the Established Business Success, should AppTech seek to sell its interest in LifeLight, LifeLight shall have the right of first refusal to purchase AppTech’s then interest in LifeLight, and AppTech shall provide written notice containing the terms of such prospective transaction prior to effectuating any such transaction. The ROFR Notice shall specify all of the key terms of the prospective transaction. Upon LifeLight’s receipt of the ROFR Notice, LifeLight shall have the exclusive right to purchase AppTech’s interest in LifeLight according to the key terms disclosed in the ROFR Notice, by sending written notice to the Company within three (3) business days after LifeLight’s receipt of the ROFR Notice. In the event LifeLight fails to exercise its right of first refusal with respect to an ROFR Notice within the time set forth above, LifeLight shall be deemed to have waived its right of first refusal with respect to such prospective transaction.

6. Representations and Warranties

Organization, Standing and Power. Each of the Parties is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite power and authority to own, lease or otherwise hold its properties and assets and to conduct its business as it is currently conducted. Each Party is duly qualified to do business in each jurisdiction in which the nature of its business or its ownership of its properties make such qualification necessary.

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7. Term and Termination

This Agreement shall commence on August 21, 2020 and continue for five (5) years thereafter, and shall be automatically renewed for additional periods of one (1) year, unless terminated by either Party by written notice. Notice shall be provided not less than fifteen (15) days before the scheduled date of expiration, or earlier in accordance with the terms herein. LifeLight cannot terminate the agreement if there is an outstanding balance on the loan agreement.

LifeLight shall have the right to terminate the agreement should AppTech fail to provide the monies requested within 15 calendar days of a successful PERS pilot program.

This Agreement will automatically terminate, regardless of the term:

(i)	upon mutual written agreement by the Parties;

(ii)	in the event of a breach of any representation, warranty, covenant or agreement of this Agreement by a Party following written notice of such breach to the breaching Party by the non-breaching Party;

(iii)	if, without notice, upon the institution by or against either party of insolvency, receivership or bankruptcy proceedings, upon either party making an assignment for the benefit of creditors, or upon wither party’s dissolution or ceasing to do business.

8. Indemnification

Each party shall be solely responsible for the performances of its acts, duties and responsibilities under this Agreement and for the acts, duties and responsibilities of its officers, employees and agents; and each party agrees to indemnify the other, its officers, employees and agents, and to hold harmless the other, its officers, employees and agents, and, at the indemnifying party’s sole expense, to defend the indemnified party, its officers, employees and agents, from and against any claims, demands, causes of action, loss, cost and expense, arising from, in connection with or based upon the actions or omissions of the indemnifying party, its officers, employees or agents pursuant to or in contravention of the provisions of this Agreement.

9. Confidentiality

The parties hereto agree that each shall treat confidentially all information provided by each party to the other party regarding its business and operations. All confidential information provided by a party hereto shall be used by the other party hereto solely for the purpose of rendering or receiving services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party. Neither party will use or disclose confidential information for purposes other than the activities contemplated by this Agreement or except as required by law, court process or pursuant to the lawful requirement of a governmental agency, or if the party is advised by counsel that it may incur liability for failure to make a disclosure, or except at the request or with the written consent of the other party. Notwithstanding the foregoing, each party acknowledges that the other party may provide access to and use of confidential information relating to the other party to the disclosing party’s employees, contractors, agents, professional advisors, auditors or persons performing similar functions. The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (ii) that is independently derived by a party hereto without the use of any information provided by the other party hereto in connection with this Agreement, (iii) that is required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iv) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld. The undertakings and obligations contained in this Section shall survive the termination or expiration of this Agreement for a period of three (3) years.

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10. Modification

This Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or assignees.

11. Governing Law

This Agreement and the performance or breach thereof shall be governed by and interpreted as to substantive matters in accordance with the applicable law of the State of California, without giving effect to any of its conflict of laws provisions.

12. Entire Agreement

This Agreement contains the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes all previous verbal and written agreements. This Agreement cannot be amended, in whole or in part, without a written instrument signed by both of the parties hereto.

13. Assignment

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

14. Notices

All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered, mailed by registered or certified United States mail or delivered via email to each party’s named representative.

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15. Counterparts

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

16. Severability

If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render such provision or application in any other jurisdiction.

17. Independent Review of Agreement

Each party to this Agreement acknowledges that party has either had the opportunity prior to execution of this Agreement to have this Agreement reviewed by independent legal counsel, or if either party hereto elects not to have the Agreement reviewed by independent legal counsel prior to execution, that party waives said right. Furthermore, each party acknowledges that the party has read this Agreement, and understands the terms and conditions of this Agreement, or has consulted with legal counsel to explain the terms and conditions to them.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have duly executed this Agreement as of the date first written above.

APPTECH CORPORATION		SILVER ALERT SERVICES LLC
DOING		BUSINESS AS LIFELIGHT SYSTEMS

Signature:	/s/ Luke D’Angelo	Signature:	/s/ John Feldman

Name:	Luke D’Angelo	Name:	John Feldman
Title:	Chief Executive Officer	Title:	Managing Partner

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APPENDIX A

PURCHASE OPTION AGREEMENT

This Purchase Option Agreement (this “Agreement”) is entered into as of 04/27/2021 (hereinafter, the Effective Date”) by and between APPTECH CORP. (hereinafter “AppTech”), A Wyoming corporation with offices as 5876 Owens Ave. and SILVER ALERT SERVICES LLC, doing business as LifeLight Systems (hereinafter “LifeLight”) (collectively the “Parties”).

RECITALS

WHEREAS, as of the date hereof, AppTech and LifeLight have entered into a certain Strategic Partnership Agreement;

WHEREAS, as consideration in part for AppTech’s desire and willingness to enter into the Strategic Partnership Agreement, the parties hereto desire to enter into this Purchase Option Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. CERTAIN DEFINITIONS.

“Common Shares” means the shares of common stock of APCX, par value $0.001 per share.

“Grantors” means AppTech Corp.

“Option Exercise Period” means the period beginning on the date in which a certain option shares vest in accordance with the achievement of gross revenue benchmarks, as defined in this Purchase Option Agreement and ending 2 years from such date.”

2. PURCHASE OPTION.

(a) Grant of the Option. AppTech hereby grants LifeLight the exclusive right and option (the “Option”) to purchase up to 3,500,000 (three million five hundred thousand) shares of AppTech Common Shares, exercisable at any time during the Option Exercise Period, pursuant to the terms and subject to the conditions of this Agreement. 1,000,000 (one million) shares are exercisable at a per share purchase price of $0.01 (one cent) and the remaining 2,500,000 (two million five hundred thousand) shares are exercisable at a per share purchase price of $0.25 (twenty-five cents). All shares shall vest when certain gross revenue benchmarks are achieved for the revenue generated from the Product as overviewed in the vesting schedule below.

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Number and Percentage Shares Generated	Exercise Price Per Share	Gross Revenue Generated from the Product

14.3%; Five Hundred Thousand (500,000)	$0.01	$250,000
14.3%; Five Hundred Thousand (500,000)	$0.01	$500,000
14.3%; Five Hundred Thousand (500,000)	$0.25	$1,000,000
14.3%; Five Hundred Thousand (500,000)	$0.25	$1,500,000
14.3%; Five Hundred Thousand (500,000)	$0.25	$2,000,000
14.3%; Five Hundred Thousand (500,000)	$0.25	$2,500,000
14.3%; Five Hundred Thousand (500,000)	$0.25	$3,000,000

(b) Acknowledgement. AppTech hereby acknowledges, accepts and approves the grant of this Option to LifeLight.

3. EXERCISE OF THE OPTION.

(a) Notice of Intent to Exercise Purchase Option. Provided that LifeLight has fulfilled or is in process of fulfilling its obligations pursuant to the Agreement and is not in material default under any of its obligation thereunder, LifeLight may exercise the Option, in whole or in multiple parts, at any time during the Option Exercise Period by delivering written notice to the Grantor (the “Exercise Notice”).

(b) Purchase of Option Shares. Following receipt of the Exercise Notice, the closing (the “Closing”) of the purchase of the Option Shares shall take place as soon as reasonably practicable, as determined by the mutual agreement of the parties. At the Closing, (i) AppTech shall transfer all of its respective rights, title and interest in the Option Shares to LifeLight pursuant to the instructions provided in the Exercise Notice and (ii) LifeLight shall deliver to AppTech its respective Purchase Price. Each party hereto hereby agrees to execute and deliver all documents or instruments reasonably necessary to effectuate the Closing.

4. MISCELLANEOUS.

(a) Construction. This Purchase Option Agreement and the performance of the transactions and the obligations of the parties hereunder will be governed by and construed and enforced in accordance with the laws of the State of California, without giving effect to any choice of law principles.

(b) Counterparts. This Purchase Option Agreement may be executed by facsimile or electronic “.pdf” signature pages and in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(c) Entire Agreement. This Purchase Option Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior oral or written proposals or agreements relating thereto. This Purchase Option Agreement may not be amended or any provision hereof waived in whole or in part, except by a written amendment signed by all of the parties hereto (other than GPSI, for the avoidance of doubt).

(d) Successors and Assigns. Whenever in this Purchase Option Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted assigns and successors of such party; and all covenants, promises and agreements by or on behalf of the such party that are contained in this Purchase Option Agreement shall bind and inure to the benefit of their respective permitted assigns and successors. Neither party shall assign or delegate any of its rights or duties hereunder without the prior written consent of the other party, and any attempted assignment or delegation without such consent shall be null and void.

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(e) Headings. The titles of the sections and subsections of this Purchase Option Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

(f) Severability. In the event any one or more of the provisions contained in this Purchase Option Agreement should be held invalid, illegal or unenforceable in any way, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have duly executed this Agreement as of the date first written above.

APPTECH CORPORATION		SILVER ALERT SERVICES LLC
DOING		BUSINESS AS LIFELIGHT SYSTEMS

Signature:	/s/ Luke D’Angelo	Signature:	/s/ John Feldman

Name:	Luke D’Angelo	Name:	John Feldman
Title:	Chief Executive Officer	Title:	Managing Partner

Initials: _______ Initials: ________